Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement of Conway Inc. on Form S-3 of our report dated March 2, 2007, on our audit of the consolidated financial statements of Transportation Resources, Inc. as of December 31, 2006, and for the year then ended, which report is incorporated by reference in this Form S-3.

/s/ BKD, LLP
BKP, LLP

Tulsa, Oklahoma

December 20, 2007